Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

March 23, 2022

Tenaya Therapeutics, Inc.

171 Oyster Point Boulevard, 5th Floor

South San Francisco, CA 94080

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Tenaya Therapeutics, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 1,651,654 shares of Common Stock reserved for issuance pursuant to the 2021 Equity Incentive Plan, and (ii) 412,913 shares of Common Stock reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE